As filed with the Securities and Exchange Commission on July 23, 2003
                                                     Registration No. 333-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    ---------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    ---------------------------------------
                                GERON CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


               Delaware                            75-2287752
    (State or Other Jurisdiction of             (I.R.S. Employer
    Incorporation or Organization)            Identification Number)


                             230 Constitution Drive
                          Menlo Park, California 94025
         (Addresses of Principal Executive Offices including Zip Codes)

                    ---------------------------------------

                        1996 EMPLOYEE STOCK PURCHASE PLAN
                        1996 DIRECTORS' STOCK OPTION PLAN
                            (Full Title of the Plans)

                    ---------------------------------------


          Thomas B. Okarma                                    Copy to:
President and Chief Executive Officer                   Alan C. Mendelson, Esq.
         Geron Corporation                              Latham & Watkins LLP
       230 Constitution Drive                          135 Commonwealth Drive
   Menlo Park, California 94025                    Menlo Park, California 94025
           (650) 473-7700                                  (650) 328-4600

          (Name and Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                    ---------------------------------------

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
                                                                                 Proposed
                                                                Proposed         Maximum
                                            Amount              Maximum          Aggregate
                                            to be               Offering Price   Offering Price   Amount of
  Title of Securities to be Registered      Registered (1)(2)   Per Share (3)         (3)         Registration Fee
------------------------------------------- ------------------ ----------------- ----------------- -----------------
Common Stock, $0.001 par value per share,
issuable under the 1996 Employee Stock
Purchase Plan (4)......................          300,000            $7.95           $2,385,000         $192.95
------------------------------------------- ------------------ ----------------- ----------------- -----------------
Common Stock, $0.001 par value per share,
issuable under the 1996 Directors' Stock
Option Plan (4) .......................          500,000            $7.95           $3,975,000         $321.58
------------------------------------------- ------------------ ----------------- ----------------- -----------------
Total..................................          800,000            $7.95           $6,360,000         $514.53
------------------------------------------- ------------------ ----------------- ----------------- -----------------

(1) The 1996 Employee Stock Purchase Plan (the "Employee Plan") authorizes the issuance of 600,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of Geron Corporation (the "Company"), of which 300,000 shares are being registered hereunder. The 1996 Directors' Stock Option Plan (the "Directors' Plan") authorizes the issuance of 1,000,000 shares of Common Stock of the Company, of which 500,000 shares are being registered hereunder


(2) This registration statement shall also cover any additional shares of Common Stock which become issuable under the Employee Plan and the Directors' Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Company's Common Stock.


(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the "Securities Act of 1933"), and is based on the average ($7.95) of the high ($8.36) and low ($7.54) sales price of the Common Stock, as reported on the Nasdaq National Market on July 22, 2003.


(4) Each share of Common Stock being registered hereunder, if issued prior to the termination the Company of its Rights Agreement dated as of July 20, 2001, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.

--------------------------------------------------------------------------------

Proposed sale to take place as soon after the effective date of the registration statement as options granted under the Employee Plan and the Directors' Plan are exercised.

                                  Total Pages 6
                             Exhibit Index on Page 4

Registration of Additional Securities
-------------------------------------

         By a Registration Statement on Form S-8 filed with the Commission on September 23, 1996, Registration No. 333-12487, the Company initially registered 300,000 shares of Common Stock of the Company reserved for issuance from time to time in connection with the Employee Plan. The Employee Plan authorizes the issuance of 600,000 shares of Common Stock. Under this Registration Statement, the Company is registering the additional 300,000 of Common Stock issuable under the Employee Plan. By a Registration Statement on Form S-8 filed with the Commission on September 23, 1996, Registration No. 333-12487, the Company initially registered 250,000 shares of Common Stock of the Company reserved for issuance from time to time in connection with the Directors' Plan. By a Registration Statement on Form S-8 filed with the Commission on December 23, 1999, Registration No. 333-93527, the Company registered an additional 250,000 shares of Common Stock of the Company reserved for issuance from time to time in connection with the Directors' Plan. The Directors' Plan authorizes the issuance of 1,000,000 shares of Common Stock. Under this Registration Statement, the Company is registering the additional 500,000 of Common Stock issuable under the Directors' Plan. The contents of the prior Registration Statements are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document which is incorporated by reference herein or therein.


Item 8.  Exhibits
         --------

         A list of exhibits filed with this registration statement is set forth in the Exhibit Index on page 4 and is incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on July 23, 2003.

                                               GERON CORPORATION

                                               By:    /s/ David L. Greenwood
                                                      -------------------------
                                                      David L. Greenwood
                                                      Senior Vice President and
                                                      Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Thomas B. Okarma, David L. Greenwood and William
D. Stempel, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of July 23, 2003.

Signature                                          Title

/s/ Thomas B. Okarma                               President, Chief Executive Officer and Director
------------------------------------------         (Principal Executive Officer)
Thomas B. Okarma

/s/ David L. Greenwood                             Senior Vice President and Chief Financial Officer
------------------------------------------         (Principal Financial and Accounting Officer)
David L. Greenwood

/s/ Alexander E. Barkas                            Director
------------------------------------------
Alexander E. Barkas

/s/ Edward V. Fritzky                              Director
------------------------------------------
Edward V. Fritzky

/s/ Thomas D. Kiley                                Director
------------------------------------------
Thomas D. Kiley

/s/ Robert B. Stein                                Director
------------------------------------------
Robert B. Stein

/s/ John P. Walker                                 Director
------------------------------------------
John P. Walker

/s/ Patrick J. Zenner                              Director
------------------------------------------
Patrick J. Zenner


                                  EXHIBIT INDEX

EXHIBIT                                                                                PAGE
-------                                                                                ----
   4.1+     1996 Employee Stock Purchase Plan                                            N/A
   4.2*     1996 Directors' Stock Option Plan                                            N/A
   5.1      Opinion of Latham & Watkins                                                   5
  23.1      Consent of Latham & Watkins (included in Exhibit 5.1)                         5
  23.2      Consent of Ernst & Young LLP, Independent Auditors                            6
  24.1      Powers of Attorney (included on the signature page to this
            Registration Statement)                                                       3


(+)    Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1 which became effective on June
       30, 1996.

(*)    Incorporated by reference to Exhibit 99.2 of the Company's Registration Statement on Form S-8 filed on December 23, 1999.


                                                                   EXHIBIT 5.1


                        [LATHAM & WATKINS LLP LETTERHEAD]

                                  July 23, 2003



Geron Corporation
230 Constitution Drive
Menlo Park, California 94025

                  Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended, by Geron Corporation, a Delaware corporation (the "Company"), of an aggregate of 300,000 shares of common stock of the Company, par value $0.001 per share (the "Employee Shares"), issuable under the Company's 1996 Employee Stock Purchase Plan (the "Employee Plan"), and an aggregate of 500,000 shares of Common Stock of the Company (the "Directors' Shares" and, together with the Employee Shares, the "Shares") issuable under the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan" and, together with the Employee Plan, the "Plans"), on Form S-8 to be filed with the Securities and Exchange Commission on July 23, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdictions, or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

         Subject to the foregoing, it is our opinion that the Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Latham & Watkins LLP

                                                     LATHAM & WATKINS LLP

                                                                 EXHIBIT 23.2




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Geron Corporation's 1996 Employee Stock Purchase Plan and 1996 Directors' Stock Option Plan of our report dated February 10, 2003 with respect to the consolidated financial statements of Geron Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                         /s/ Ernst  & Young LLP



Palo Alto, California
July 18, 2003